Exhibit 99.1

IMPORTANT NOTICE REGARDING BLACKOUT PERIOD AND
RESTRICTIONS ON YOUR RIGHTS TO TRADE
CAMERON INTERNATIONAL CORPORATION COMMON STOCK DURING THE BLACKOUT PERIOD

To:	All Directors and Executive Officers of Cameron International Corporation

From:	Grace Holmes, Cameron International Corporation, 1333 West Loop South, Suite 1700, Houston, TX

Date:	August 23, 2010 • Blackout Period Scheduled for August 27, 2010 Through the Week of September 20, 2010 Delayed Until 2011.
You recently received a notice from Cameron International Corporation (“Cameron”), dated July 26, 2010, regarding a blackout period affecting the Cameron International Corporation Retirement Savings Plan and Individual Account Retirement Plan for Bargaining Unit Employees at the Cameron International Corporation Buffalo, New York Plant (the “401(k) Plans”).  You were notified of this blackout period because of a planned change in recordkeepers and change in the investment funds available under the 401(k) Plans.

The purpose of this notice is to inform you that the change of recordkeepers has been delayed several months so that certain preliminary work required for the change can be done in advance with the goal of shortening the required blackout period when it does occur.  The change in the investment funds available will also be delayed, but the new investment lineup is expected to be available in early October 2010.

As a result of these changes, the previously scheduled blackout period from August 27, 2010 through the week of September 20, 2010 is being delayed and, consequently, you will not be restricted from trading in Cameron stock as a requirement of any blackout period during that time frame.  Another notice will be provided to you when the new blackout period is scheduled.  Participants in the 401(k) Plans will have access to their accounts for all transactions until the change of recordkeepers occurs, which is currently anticipated to take place sometime in 2011.  A notice will be sent to participants in the 401(k) Plans and to you prior to any change in recordkeepers or change in investment lineup that causes a blackout period to occur in the future.

If you have questions or want additional information regarding this notice, please call me at (713) 513-3322 or William C. Lemmer at 713-513-3360.